Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities and Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of a statement on Schedule 13G and any and all amendments thereto as well as any other form(s), statement(s), report(s), and/or document(s) related thereto with respect to the Common Stock, $0.0001 par value, of Movano, Inc. beneficially owned by each of them. This Joint Filing Agreement shall be included as an exhibit to such Schedule 13G.

The undersigned further agree that each party hereto is responsible for the timely filing of such Statement on Schedule 13G and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of February 1, 2022.

/s/ Gregory Tamkin
Name: Gregory Tamkin

DORSEY & WHITNEY TRUST COMPANY LLC

/s/ Carl A. Schmidtman
Name: Carl A. Schmidtman
Title: President

DVINEWAVE IRREVOCABLE TRUST DTD DECEMBER 12, 2012

/s/ Carl A. Schmidtman
Name: Carl A. Schmidtman
Title: President